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                                                                 EXHIBIT 10.24

1 May, 1999



Mr C W A Cotton
25 Wordsworth Grove
Cambridge
CB3 9HH


Dear Charles

I am delighted to confirm the following changes to your terms and conditions of employment.

1.  Salary increase to (Pounds)155,875pa with effect from 1 May, 1999.

2. A bonus plan for FY2000 of $120,000 against objectives to be agreed with myself.

All other terms and conditions remain unchanged, namely:

1.  Title Chief Executive Officer.

2. Commencement date 16 September, 1997. During your term of employment with Virata, you will devote you full time, skill and attention to your duties and responsibilities, and shall perform them faithfully in order to further the business goals of Virata and its affiliated entities.

3. Salary review annually in August with any related salary adjustments effective 1 August.

4. In the event that the Company is acquired by or merges with another company, and you are not offered a position of equal status and conditions at Virata, by its parent company or the new merged company, your employment will be deemed to have been terminated. Under such circumstances you will be paid 18 months salary from the date of termination. You will continue to receive all existing benefits and your share options will continue to vest throughout this period. You will not be required to work your notice period.

5. In the event of a successful sale of the Company during your employment with the Company, you will be paid an additional cash bonus as follows:

Bonus Basis    Bonus Payment  Share Price
$55,000             $ 82,500        $1.50
$55,000             $109,450        $1.99
$80,000             $160,000        $2.00
$80,000             $239,200        $2.99
$100,000            $300,000        $3.00
$100,000            $399,000        $3.99
$125,000            $500,000        $4.00

The Bonus Basis is the cash amount per dollar of ordinary share price on the assumption that the share capital of Virata is divided into ordinary shares of 1p each. In the event of the ordinary shares being consolidated or sub-divided an appropriate adjustment will be made to the bonus payments.
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6.  Annual holiday entitlement of 25 days.

7. Other than for termination for cause, your notice period from the Company will be 18 months from the termination date. You will be required to give the Company 6 months notice of your intention to leave. As a specific change to the normal terms of the Company's Share Option Scheme, your share options will continue to vest throughout the notice period.

8. Your normal place of work will be the Company's offices at Mount Pleasant House, Cambridge. However, you are expected to visit the Company's offices in Santa Clara and Raleigh on a regular basis and travel as required to fulfill your duties.

9.  Benefits remain in line with the Company's standard package.

Yours sincerely

/s/ Hermann Hauser

Hermann Hauser
Chairman